ASSOCIATED ESTATES REALTY CORPORATION 2nd QUARTER EARNINGS

For Immediate Release	For more information, please contact:
Release Date: July 25, 2011	Jeremy Goldberg	(216) 797-8715

ASSOCIATED ESTATES REALTY CORPORATION REPORTS SECOND QUARTER

AND YEAR-TO-DATE RESULTS

Same Community Revenue and NOI Above Expectations

Company Increases Full Year Guidance

Cleveland, Ohio – July 25, 2011 – Associated Estates Realty Corporation (NYSE, NASDAQ: AEC) today reported financial results for the second quarter ended June 30, 2011.

Funds from operations (FFO) for the second quarter ended June 30, 2011 was $0.27 per common share (basic and diluted) compared with $0.15 per common share (basic and diluted) for the second quarter ended June 30, 2010.  FFO as adjusted for the second quarter of 2011 was $0.27 per common share (basic and diluted), compared to $0.21 per common share (basic and diluted) for the second quarter ended June 30, 2010, after adjusting for non-cash charges of approximately $1.7 million associated with the redemption of the Company’s Series B preferred shares and trust preferred debt, or $0.06 per common share.

Net loss applicable to common shares was $1.6 million, or $0.04 per common share (basic and diluted) for the second quarter ended June 30, 2011, compared with net loss applicable to common shares of $4.5 million, or $0.17 per common share (basic and diluted) for the second quarter ended June 30, 2010.

Total property revenue for the second quarter of 2011 was $39.8 million compared with $33.0 million for the second quarter of 2010, a 21% increase.

"Operating fundamentals are strong.  Our results continue to exceed expectations," said Jeffrey I. Friedman, president and chief executive officer.  "Our portfolio is well positioned to benefit from increased apartment demand," Friedman added.

A reconciliation of net (loss) income attributable to the Company to FFO, and to FFO as adjusted, is included in the table at the end of this press release and in the Company's supplemental financial information to be furnished with this earnings release to the Securities and Exchange Commission on Form 8-K.

Same Community Portfolio Results

Net operating income (NOI) for the second quarter of 2011 for the Company's same community portfolio increased 5.3% compared with the second quarter of 2010.  Revenue increased 3.4% and property operating expenses increased 0.8%.  Physical occupancy was 96.8% at the end of the second quarter 2011 versus 96.6% at the end of the same period in 2010.  Net rent collected per unit for the second quarter 2011 for the Company's same community Midwest portfolio increased 4.5%; net rent collected per unit for the Company's same community Mid-Atlantic portfolio increased 3.7%; and net rent collected per unit for the Company's same community properties in the Southeast markets increased 1.4%.

ASSOCIATED ESTATES REALTY CORPORATION 2nd QUARTER EARNINGS

First Half Performance

FFO as adjusted for the six months ended June 30, 2011 was $0.50 per common share (basic and diluted).  FFO as adjusted for the first half of 2010 was $0.39 per common share (basic and diluted) and excludes a credit to expenses of $553,000, or approximately $0.02 per common share for a refund of defeasance costs on certain previously defeased loans and the previously mentioned non-cash charges of $1.7 million or $0.07 per common share.

For the six months ended June 30, 2011, net loss applicable to common shares was $4.7 million, or $0.11 per common share (basic and diluted) compared to net loss applicable to common shares of $8.5 million, or $0.35 per common share (basic and diluted) for the period ended June 30, 2010.

A reconciliation of net (loss) income attributable to the Company to FFO and FFO as adjusted, is included in the table at the end of this press release and in the Company's supplemental financial information to be furnished with this earnings release to the Securities and Exchange Commission on Form 8-K.

NOI for the six months ended June 30, 2011, for the Company’s Same Community portfolio increased 5.1% due to a 3.1% increase in revenue and a 0.6% increase in property operating expenses compared to the first six months of 2010.

Additional quarterly and first half financial information, including performance by region for the Company's portfolio, is included in the Company's supplemental fact booklet, which is available on the "Investors" section of the Company's website at www.AssociatedEstates.com, or by clicking on the following link: http://ir.AssociatedEstates.com/results.cfm.

Acquisitions

On June 15, 2011, the Company closed on the acquisition of Waterstone at Wellington apartments in Wellington, Florida for $32.8 million.  Waterstone at Wellington is a garden apartment community containing 222 units built in 1998.  Waterstone at Wellington is adjacent to the renowned Palm Beach Polo and Country Club.

Financing Activity

On April 7, 2011, the Company closed on a $47.6 million loan with Fannie Mae on The Ashborough, located in Ashburn, Virginia.  The loan has a seven-year term, is full term interest-only and carries a 4.6% fixed rate.

On June 3, 2011, the Company closed on a $125 million unsecured, five year term loan.  Proceeds from the term loan were used to pay down borrowings outstanding on the Company's $250 million unsecured revolving credit facility and to partially fund the previously mentioned acquisition.  The Company ended the second quarter with $3.5 million outstanding under its $250 million unsecured revolving credit facility.

ASSOCIATED ESTATES REALTY CORPORATION 2nd QUARTER EARNINGS

2011 Outlook

The Company has increased its full year FFO guidance to a range of $1.05 to $1.09 from a range of $1.02 to $1.06 per common share (basic and diluted).  Same community revenue is now expected to increase 3.5% to 4.0% and NOI is now expected to increase in the range of 5.0% to 5.5%.  Detailed assumptions relating to the Company's earnings guidance can be found on page 24 of the second quarter 2011 supplemental fact booklet on the Company's website:  www.AssociatedEstates.com.

Conference Call

A conference call to discuss the results will be held at 2:00 p.m. Eastern on July 26, 2011.

To participate in the call:

Via Telephone: The dial-in number is 800-860-2442, and the passcode is "Estates."

Via the Internet (listen only):  Access the Company's website at www.AssociatedEstates.com.  Please log on at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Select the "Q2 2011 Earnings Webcast" link.  The webcast will be archived through August 9, 2011.

Company Profile

Associated Estates is a real estate investment trust ("REIT") and is a member of the Russell 2000 and the MSCI US REIT Indices. The Company is headquartered in Richmond Heights, Ohio. Associated Estates' portfolio consists of 53 properties containing 13,884 units located in eight states. For more information about the Company, please visit its website at www.AssociatedEstates.com.

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ASSOCIATED ESTATES REALTY CORPORATION 2nd QUARTER EARNINGS

FFO and FFO as adjusted are non-Generally Accepted Accounting Principle measures.  The Company generally considers FFO and FFO as adjusted to be useful measures for reviewing the comparative operating and financial performance of the Company because FFO and FFO as adjusted can help one compare the operating performance of a company’s real estate between periods or to different REITs.  A reconciliation of net (loss) income attributable to the Company to FFO, and to FFO as adjusted, is included in the table at the end of this press release and in the Company's supplemental financial information to be included with this earnings release and furnished to the Securities and Exchange Commission on Form 8-K.

Safe Harbor Statement

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:  This news release contains forward-looking statements based on current judgments and knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to vary from those projected, including but not limited to, expectations regarding the Company's 2011 performance, which are based on certain assumptions.  Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release.  These forward-looking statements are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The words "expects," "projects," "believes," "plans," "anticipates" and similar expressions are intended to identify forward-looking statements.  Investors are cautioned that the Company's forward-looking statements involve risks and uncertainty that could cause actual results to differ from estimates or projections contained in these forward-looking statements, including without limitation the following: changes in the economic climate in the markets in which the Company owns and manages properties, including interest rates, the overall level of economic activity, the availability of consumer credit and mortgage financing, unemployment rates and other factors; elimination or limitations to federal government support for Fannie Mae and/or Freddie Mac that might result in significantly reduced availability of mortgage financing sources as well as increases in interest rates for mortgage financing; the ability of the Company to refinance debt on favorable terms at maturity; risks of a lessening of demand for the multifamily units owned by the Company; competition from other available multifamily units and changes in market rental rates; new acquisitions and/or development projects may fail to perform in accordance with the Company’s expectations; increases in property and liability insurance costs; unanticipated increases in real estate taxes and other operating expenses; weather conditions that adversely affect operating expenses; expenditures that cannot be anticipated such as utility rate and usage increases and unanticipated repairs; inability of the Company to control operating expenses or achieve increases in revenue; shareholder ownership limitations that may discourage a takeover otherwise considered favorably by shareholders; the results of litigation filed or to be filed against the Company; changes in tax legislation; risks of personal injury claims and property damage related to mold claims that are not covered by the Company’s insurance; catastrophic property damage losses that are not covered by the Company's insurance; the ability to acquire properties at prices consistent with the Company’s investment criteria; risks associated with property acquisitions such as failure to achieve expected results or matters not discovered in due diligence; risks related to the perception of residents and prospective residents as to the attractiveness, convenience and safety of the Company's properties or the neighborhoods in which they are located; and construction and construction business risks, including, without limitation, rapid and unanticipated increases of prices for building materials and commodities.

ASSOCIATED ESTATES REALTY CORPORATION 2nd QUARTER EARNINGS

		ASSOCIATED ESTATES REALTY CORPORATION
		Financial Highlights
		(in thousands, except per share data)
		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2011	2010	2011	2010

Total revenue		$45,548	$34,880	$88,912	$67,836

Net (loss) income attributable to AERC		$(1,573)	$(2,574)	$(4,655)	$(5,480)
Add:	Depreciation - real estate assets	10,795	8,367	21,293	16,589
	Amortization of intangible assets	1,966	192	4,068	192
Less:	Preferred share dividends	-	(980)	-	(2,030)
	Preferred share redemption costs	-	(993)	-	(993)

Funds from Operations (FFO) (1)		$11,188	$4,012	$20,706	$8,278

Funds from Operations (FFO) as adjusted (2)		$11,188	$5,732	$20,706	$9,445

Add:	Depreciation - other assets	487	412	942	810
	Amortization of deferred financing fees	476	315	948	697
Less:	Recurring fixed asset additions	(2,313)	(2,008)	(3,804)	(3,229)

Funds Available for Distribution (FAD) (3)		$9,838	$4,451	$18,792	$7,723

Per share:
Net (loss) income applicable to common shares - basic and diluted		$(0.04)	$(0.17)	$(0.11)	$(0.35)
Funds from Operations - basic and diluted (1)		$0.27	$0.15	$0.50	$0.34
Funds from Operations as adjusted - basic and diluted (2)		$0.27	$0.21	$0.50	$0.39
Dividends per share		$0.17	$0.17	$0.34	$0.34
Weighted average shares outstanding - basic and diluted		41,414	27,433	41,338	24,316

ASSOCIATED ESTATES REALTY CORPORATION 2nd QUARTER EARNINGS

(1)

The Company defines FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT").  This definition includes all operating results, both recurring and non-recurring, except those results defined as "extraordinary items" under generally accepted accounting principles ("GAAP"), adjusted for depreciation on real estate assets and amortization of intangible assets, gains on insurance recoveries and gains and losses from the disposition of properties and land. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. The Company generally considers FFO to be a useful measure for reviewing the comparative operating and financial performance of the Company because FFO can help one compare the operating performance of a company's real estate between periods or as compared to different REITs. It should be noted, however, that certain other real estate companies may define FFO in a different manner.

(2)

The Company defines FFO as adjusted as FFO, as defined above, as reduced by refunds on previously defeased loans of $(553,000) for the six months ended June 30, 2010.  In accordance with GAAP, these refunds on previously defeased loans are included as an offset to interest expense in the Company's Consolidated Statement of Operations.  Additionally, the computation of FFO as adjusted for the six months ended June 30, 2010 includes the add backs of non-cash charges of $1.0 million and $727,000, respectively, associated with the redemption of the Company's Series B preferred shares and trust preferred debt.  The Company is providing this calculation as an alternative FFO calculation as it considers it a more appropriate measure of comparing the operating performance of a company's real estate between periods or as compared to different REITs.

(3)

The Company defines FAD as FFO as adjusted, as defined above, plus depreciation other and amortization of deferred financing fees less recurring fixed asset additions. Fixed asset additions exclude development, investment, revenue enhancing and non-recurring capital additions. The Company considers FAD to be an appropriate supplemental measure of the performance of an equity REIT because, like FFO and FFO as adjusted, it captures real estate performance by excluding gains or losses from the disposition of properties and land and depreciation on real estate assets and amortization of intangible assets. Unlike FFO and FFO as adjusted, FAD also reflects that recurring capital expenditures are necessary to maintain the associated real estate.

The full text and supplemental schedules of this press release are available on Associated Estates’ website at www.AssociatedEstates.com. To receive a copy of the results by mail or fax, please contact Investor Relations at 1-800-440-2372. For more information, access the Investors section of www.AssociatedEstates.com.